Exhibit 23









                  INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Toastmaster Inc.:

We consent to incorporation by reference in the Registration Statements on form S-8 (Nos. 33-78516 and 33-80208) of Toastmaster Inc. of our report dated February 21, 1997, relating to the consolidated balance sheets of Toastmaster Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report of Toastmaster Inc.


                              \s\ KPMG Peat Marwick LLP
                              KPMG Peat Marwick LLP



Kansas City, Missouri
March 20, 1997